Exhibit 99.1

News Release Contact: David P. Southwell Executive Vice President Chief Financial Officer Jonae R. Barnes Vice President Investor Relations Sepracor Inc. (508) 481-6700

SEPRACOR ANNOUNCES SECOND QUARTER 2006 OPERATING RESULTS

MARLBOROUGH, Mass., July 21, 2006 -- Sepracor Inc. (Nasdaq: SEPR) today announced its consolidated financial results for the second quarter of 2006. For the three months ended June 30, 2006, Sepracor’s consolidated revenues were $264.4 million, of which revenues from pharmaceutical product sales were $256.4 million (XOPENEX® brand levalbuterol franchise revenues were $117.3 million and LUNESTA™ brand eszopiclone revenues were $139.1 million).  Net income for the second quarter of 2006 was approximately $11.3 million, or $0.10 per diluted share. Reported results for the second quarter of 2006 included charges of  $10.6 million, or $0.09 per diluted share, for stock-based compensation due to Sepracor’s adoption in January 2006 of Statement of Financial Accounting Standards or SFAS No. 123R.  These consolidated results compare with consolidated revenues of $185.1 million, of which revenues from pharmaceutical product sales were $166.7 million ($83.2 million for sales of XOPENEX® brand levalbuterol and $83.5 million for sales of LUNESTA), and a net loss of $7.4 million, or $0.07 per share, for the three months ended June 30, 2005.

For the six months ended June 30, 2006, Sepracor's consolidated revenues were $550.1 million, of which revenues from pharmaceutical product sales were $533.9 million (XOPENEX franchise revenues were $256.7 million and LUNESTA revenues were $277.2 million). Net income for the first six months of 2006 was approximately $21.5 million, or $0.19 per diluted share. Reported results for the first six months of 2006 included charges of  $20.4 million, or $0.18 per diluted share, for stock-based compensation due to Sepracor’s adoption of SFAS No. 123R. These consolidated results compare with consolidated revenues of $304.1 million, of which revenues from pharmaceutical product sales were $273.4 million ($189.9 million for sales of XOPENEX franchise products and $83.5 million for sales of LUNESTA), and a net loss of $30.0 million, or $0.29 per share, for the six months ended June 30, 2005.

As of June 30, 2006, Sepracor had approximately $944.5 million in cash and short- and long-term investments.

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Commercial Operations

LUNESTA brand eszopiclone – During the second quarter of 2006, Sepracor announced the publication of results of a study in which LUNESTA was administered to patients with insomnia and co-existing major depressive disorder.  The Phase IIIB/IV, 545-patient study was published in the June issue of Biological Psychiatry.

Data from LUNESTA Phase IIIB/IV studies were also presented at the American Psychiatric Association annual meeting and the SLEEP 2006 20th Anniversary Meeting of the Associated Professional Sleep Societies in May and June. The presentations included results from the following studies conducted by Sepracor:

•                  The second long-term, placebo-controlled study examining the safety and efficacy of LUNESTA for six months of nightly use in patients with primary insomnia;

•                  A study in which LUNESTA was administered to patients with insomnia and co-existing major depressive disorder;

•                  A study in which LUNESTA was administered to patients with insomnia and co-existing rheumatoid arthritis;

•                  A study in which LUNESTA was administered to patients with insomnia and co-existing perimenopause/menopause symptoms; and

•                  The Regimen of Eszopiclone Sleep Satisfaction Trial (RESST), a patient satisfaction study.

In addition, Sepracor completed two driving studies of similar design (randomized, double-blind, placebo-controlled crossover studies) for LUNESTA. In July 2006, the results of a study which looked at the effects of a single evening dose of 3 mg LUNESTA on next-day driving ability and psychomotor/memory function in healthy volunteers compared to placebo were presented at the Collegium Internationale Neuro-Psychopharmacologicum 25th Biennial Congress. The primary objective of this study was to assess next-day, on-the-road brake reaction time (BRT) in subjects administered either LUNESTA 3 mg or placebo the evening before.  The study was conducted in 31 healthy adult volunteers.  In this study, there was no statistically significant difference in the primary endpoint of on-the-road BRT following nighttime administration of LUNESTA 3 mg compared with placebo.  BRT is a test sensitive to the effects psychotropic drugs (drugs that act on the central nervous system) and provides results consistent with laboratory measures of psychomotor performance.

During the second quarter of 2006, Sepracor completed a second driving study that examined the effects of a single evening dose of 3 mg LUNESTA on next-day driving ability and psychomotor/memory function in patients with primary insomnia compared to placebo. Preliminary analysis of the results of the second driving study confirm the next-day, on-the-road BRT results of the first driving study.

The results of the above-mentioned driving studies are consistent with and supportive of the multiple other studies assessing next-day residual effects that are discussed in some detail in the current LUNESTA prescribing information.

Driving studies are designed to be a simulation in a controlled environment to measure the next-day effects of a drug on cognitive and psychomotor performance. As with other hypnotics, patients receiving LUNESTA should be cautioned against engaging in hazardous occupations requiring complete mental alertness or motor coordination (e.g., operating machinery or driving a motor vehicle) after ingesting the drug, including potential impairment of the performance of such activities that may occur the day following ingestion of LUNESTA.

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Insomnia can include difficulty falling asleep as well as difficulty maintaining sleep through the night. The recommended dosing for LUNESTA to improve sleep onset and/or maintenance is 2 mg or 3 mg for adult patients (ages 18 to 64).  In older adult patients (ages 65 and older), 2 mg is recommended for improving sleep onset and/or maintenance, while the 1 mg dose is recommended for improving sleep onset in older adult patients whose primary complaint is difficulty falling asleep.

An estimated 100 million adult Americans suffer from either chronic or occasional insomnia.1 Symptoms of insomnia include difficulty falling asleep, awakening frequently during the night, waking up too early, an inability to fall back to sleep, or awakening feeling unrefreshed. Insomnia can be a serious condition. If left untreated, it may become progressively worse and in turn potentially affect a person's emotional, mental and physical health.

XOPENEX® brand levalbuterol HCl Inhalation Solution – Marketed through Sepracor’s sales force, XOPENEX Inhalation Solution is a short-acting bronchodilator indicated for the treatment or prevention of bronchospasm in patients 6 years of age and older with reversible obstructive airway disease, such as asthma.  XOPENEX is available for use in a nebulizer, which is a machine that converts liquid medication into a fine mist that is inhaled through a mask, at 0.31 mg and 0.63 mg dosage strengths for routine treatment of children 6 to 11 years old, and in 0.63 mg and 1.25 mg dosage strengths for patients 12 years of age and older.

Asthma is a chronic lung disorder characterized by reversible airway obstruction and the pathologic finding of airway inflammation. According to the American Lung Association, approximately 26 million Americans have been diagnosed with asthma in their lifetime. It is the most common childhood illness and affects approximately 8.6 million children in the U.S. under the age of 18.

XOPENEX HFA™ (levalbuterol tartrate) MDI – XOPENEX HFA is a hydrofluoroalkane (HFA) metered-dose inhaler (MDI), which is a portable, hand-held device consisting of a pressurized canister containing medication and a mouthpiece through which the medication is inhaled. Indicated for the treatment or prevention of bronchospasm in adults, adolescents and children 4 years of age and older with reversible obstructive airway disease, XOPENEX HFA complements the XOPENEX Inhalation Solution product line and provides patients with a portable means of administering XOPENEX.

Approximately 95 percent of short-acting beta-agonist inhalers sold in 2005 contained chlorofluorocarbon (CFC) propellants, according to IMS Health information.  Under provisions in the Montreal Protocol on Substances that Deplete the Ozone Layer, an international agreement that requires the phase-out of substances that deplete the ozone layer, MDIs containing CFC propellants qualify for removal from the marketplace.  In March 2005, the U.S. Food and Drug Administration (FDA) issued its final rule for removal of the essential use exemption for albuterol, which currently permits use of CFC-containing albuterol inhalers despite environmental concerns.  Under the rule, all production and sales of albuterol CFC MDIs in the U.S. are required to cease by the end of 2008.  The XOPENEX MDI uses an HFA propellant and does not contain CFCs.

Currently, the U.S. short-acting bronchodilator MDI market potential, at XOPENEX HFA branded prices, is approximately $2.9 billion.

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Sepracor Pipeline Progress

Arformoterol New Drug Application Under FDA Review

A New Drug Application (NDA) for arformoterol tartrate inhalation solution remains under review at the FDA.  The NDA for arformoterol tartrate was submitted to the FDA in December 2005 and was accepted for filing by the FDA in February 2006.  Arformoterol tartrate is a long-acting beta-agonist formulation, submitted for approval for long-term maintenance treatment of chronic obstructive pulmonary disease (COPD). Arformoterol, a single isomer of formoterol, is the first long-acting bronchodilator to be developed in an inhalation solution for use with a nebulizer; other long-acting bronchodilators currently available are formulated in dry-powder inhalers.

The Prescription Drug User Fee Act (PDUFA) date for arformoterol is October 12, 2006.  A PDUFA date is the date by which the FDA is expected to review and act on an NDA submission.

Sepracor completed more than 100 preclinical and 16 clinical studies of arformoterol involving more than 2,000 patients. Among the clinical studies conducted were two 12-week pivotal studies, each with more than 700 patients, as well as a large-scale, 12-month safety study. In Phase III studies, patients treated with arformoterol demonstrated a statistically significant improvement in FEV1, which is a test of lung function, versus those patients administered placebo.

In May 2006, Sepracor presented data from two of its clinical studies of arformoterol inhalation solution, including: a multicenter, double-blind, double-dummy, randomized Phase III study of 717 patients with COPD; and a 62-patient, 5-way crossover study in patients with COPD.  Both posters were presented at the International Conference of the American Thoracic Society.

According to the National Center for Health Statistics, COPD is the fourth leading cause of death in the U.S., and in 2003, an estimated 11 million adults in the U.S. had COPD. Approximately 24 million adults have evidence of impaired lung function, which may indicate that COPD is under-diagnosed, according to the National Heart, Lung, and Blood Institute (NHLBI). COPD is a slowly progressive disease of the airways that is characterized by a gradual loss of lung function. According to the NHLBI, COPD includes chronic bronchitis, chronic obstructive bronchitis and emphysema, as well as combinations of these conditions.

Bronchodilators have the potential to improve airflow and symptoms, and reduce the occurrence and/or severity of exacerbations in patients suffering from COPD.  The U.S. market for long-acting bronchodilators, including the combination product ADVAIR®, was approximately $5.2 billion in 2005, according to IMS Health information.

Phase I and Preclinical Development

SEP-225289 – Sepracor has completed a Phase I, single-blind, randomized, placebo-controlled safety, tolerability and pharmacokinetic clinical study for SEP-225289, a serotonin, norepinephrine and dopamine reuptake inhibitor (SNDRI), for the treatment of major depressive disorder and plans to initiate a multiple dose pharmacokinetic study during the third quarter of 2006. Based on preclinical data, SEP-225289 appears to a be highly potent reuptake inhibitor, with a triple mechanism that has a balanced action across the three neurotransmitters.

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According to the National Institutes of Health, major depression is one of the most common chronic conditions as approximately 18 million Americans have a depressive disorder in any given year. Major depression is described as when five or more symptoms of depression are present for at least two weeks.

These symptoms include feeling sad, hopeless, worthless or pessimistic.  In addition, people with major depression often have behavior changes, such as new eating and sleeping patterns. Evidence suggests that between 29 percent and 46 percent of depressed patients fail to fully respond to antidepressant treatment with marketed drugs.2   According to IMS Health information, the U.S. market for prescription antidepressants was approximately $10.1 billion in 2005.

SEP-227162 – During the second quarter of 2006, Sepracor filed an Investigational New Drug Application for SEP-227162, a serotonin and norepinephrine reuptake inhibitor (SNRI), and expects to begin a Phase I trial of SEP-227162 for the treatment of depression and/or anxiety during the third quarter of 2006.

SEP-226330 – SEP-226330 is a norepinephrine and dopamine reuptake inhibitor for which Sepracor has conducted preclinical studies as a potential treatment for Parkinson’s Disease.  Based on these preclinical studies, Sepracor intends to advance its research of this product candidate for patients with this illness.

Partnered Programs

Sepracor continues to earn royalties on sales of out-licensed antihistamine products.  These include:

•                                ALLEGRA® brand fexofenadine HCl – Marketed by sanofi-aventis, Sepracor earns royalties in countries outside the U.S. where Sepracor holds patents relating to fexofenadine, including Japan, Europe, Canada and Australia;

•                                CLARINEX® brand desloratadine HCl – Marketed by Schering-Plough Corporation, Sepracor earns royalties on sales of all formulations of CLARINEX in the U.S. and other countries where Sepracor holds patents relating to desloratadine; and

•                                XYZAL®/XUSAL™ brand levocetirizine – Marketed by UCB, Sepracor earns royalties on sales of levocetirizine in European countries in which the product is sold.

Corporate Update

In June 2006, Sepracor announced that it had received a letter of inquiry from the Securities and Exchange Commission (SEC) requesting documents related to the Company's stock option grants and stock option practices.

As previously announced, the Company’s Board of Directors has appointed a special committee of independent directors to conduct an internal review relating to the Company’s stock option grants and stock option practices.  The special committee, with the assistance of legal counsel and accounting experts, is reviewing stock option grants to the Company’s officers, directors and employees. While the special committee has not yet completed its review of these matters, the measurement dates for accounting purposes for certain stock option grants to employees, officers and directors during prior periods may differ from the recorded grant dates for such awards.  As a result, when the special committee completes its review of the accounting matters related to these stock option grants, the Company may need to record additional non-cash charges for stock-based compensation expenses and such charges could be material.   However, the Company has not yet determined the impact of any such compensation charges for any relevant fiscal period.

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Important Safety Information - LUNESTA

LUNESTA is indicated for the treatment of insomnia. LUNESTA is not indicated for the treatment of depression, rheumatoid arthritis or menopause. LUNESTA works quickly and should only be taken immediately before bedtime. Be sure you have at least eight hours to devote to sleep before becoming active. You should not engage in any activity after taking LUNESTA that requires complete alertness, such as driving a car or operating machinery. You should use extreme care when engaging in these activities the morning after taking LUNESTA. Do not use alcohol while taking any sleep medicine. Most sleep medicines carry some risk of dependency. Do not use sleep medicines for extended periods without first talking to your doctor. Please see your doctor if you experience unusual changes in thinking or behavior, or your sleep problems do not improve in 7 to 10 days as this may be due to another medical condition. Side effects may include unpleasant taste, headache, drowsiness and dizziness.

For more product information or for the full prescribing information, please refer to the Sepracor web site at www.sepracor.com.

About Sepracor

Sepracor Inc. is a research-based pharmaceutical company dedicated to treating and preventing human disease by discovering, developing and commercializing innovative pharmaceutical products that are directed toward serving unmet medical needs. Sepracor’s drug development program has yielded a portfolio of pharmaceutical products and candidates with a focus on respiratory and central nervous system disorders. Sepracor’s corporate headquarters are located in Marlborough, Massachusetts.

Forward-Looking Statement

This news release contains forward-looking statements that involve risks and uncertainties, including statements with respect to the successful development and expected commercial launch of arformoterol and the company’s other pharmaceuticals under development; the safety, efficacy, potential benefits, possible uses and commercial success of LUNESTA brand eszopiclone, XOPENEX brand levalbuterol HCl Inhalation Solution, XOPENEX HFA brand levalbuterol tartrate and all of the company’s pharmaceutical candidates; and expectations with respect to collaborative agreements, the FDA approval process, and Sepracor’s future growth and profitability. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: unexpected delays in commercial introduction of Sepracor’s products; Sepracor’s ability to fund and the results of further clinical trials with respect to products under development; the timing and success of submission, acceptance, and approval of regulatory filings; the scope of Sepracor’s patents and the patents of others and the success of challenges by others of Sepracor’s patents; the clinical benefits of the company’s products; the commercial success of Sepracor’s products; changes in the use and/or label of LUNESTA; the outcome of litigation and regulatory decisions relating to Sepracor’s patents, products and product candidates; the outcome of two class action lawsuits pending against Sepracor; the ability of the company to attract and retain qualified personnel; the performance of Sepracor’s licensees and other collaboration partners and its ability to enter into new licenses and collaborations; the availability of sufficient funds to continue research and development efforts; the continued ability of Sepracor to meet its debt obligations when due; and certain other factors that may affect future operating results and are detailed in the company’s quarterly report on Form 10-Q for the quarter ended March 31, 2006 filed with the Securities and Exchange Commission.

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In addition, the statements in this press release represent Sepracor's expectations and beliefs as of the date of this press release. Sepracor anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while Sepracor may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Sepracor's expectations or beliefs as of any date subsequent to the date of this press release.

1  Extrapolated to current population from 2000 census based on Ancoli-Israel et al. SLEEP. 1999;22

(suppl 2):S347-S353

2  Data Monitor, October 2004

Lunesta and Xopenex HFA are trademarks and Xopenex is a registered trademark of Sepracor Inc. Clarinex is a registered trademark of Schering Corporation. Allegra is a registered trademark of Merrell Pharmaceuticals. Xusal is a trademark and Xyzal is a registered trademark of UCB, Societe Anonyme.  Advair is a registered trademark of Glaxo Group Limited.

For a copy of this release or any recent release,
visit Sepracor’s web site at www.sepracor.com.

In conjunction with this second quarter 2006 financial results press release, Sepracor will host a conference call and live audio webcast beginning at 8:30 a.m. ET on July 21, 2006.  To participate via telephone, dial 973-582-2749, referring to access code 7577066.  Please call ten minutes prior to the scheduled conference call time.   For live webcasting, go to the Sepracor web site at www.sepracor.com and access the For Investors section.  Click on either the live webcast link or microphone icon to listen.  Please go to the web site at least 15 minutes prior to the call in order to register, download, and install any necessary software.  A PDF of the slides will be available in the For Investors section of the web site as well as in the left-hand navigation menu of the webcast viewer just prior to the start of the call.  A replay of the call will be accessible by telephone after 11:00 a.m. ET and will be available for approximately one week. To replay the call, dial 973-341-3080, access code 7577066. A replay of the webcast will be archived on the Sepracor web site in the For Investors section.

Condensed, consolidated statements of operations and consolidated balance sheets follow.

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 Sepracor Inc.
 Condensed Consolidated Statements of Operations
 (Unaudited)

(In thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005
Revenues:

Product sales	$256,427	$166,743	$533,932	$273,391
Royalties and other	7,979	18,321	16,152	30,718
Total revenues	264,406	185,064	550,084	304,109

Cost of revenue	20,976	14,655	46,668	24,895

Gross margin	243,430	170,409	503,416	279,214

Operating expenses:
Research and development	36,360	37,132	85,629	65,701
Sales and marketing	182,575	130,148	372,536	223,320
General and administrative and patent costs	17,894	9,848	32,209	18,329
Total operating expenses	236,829	177,128	490,374	307,350

Income (loss) from operations	6,601	(6,719)	13,042	(28,136)

Other income (expense):
Interest income	10,990	5,422	20,784	10,670
Interest expense	(5,543)	(5,839)	(11,094)	(11,681)
Other income (expense), net	(256)	36	(312)	(357)
Total other income (expense)	5,191	(381)	9,378	(1,368)

Equity in investee (loss)	(95)	(300)	(353)	(468)

Income (loss) before income taxes	$11,697	$(7,400)	$22,067	$(29,972)

Income taxes	430	0	541	0

Net income (loss) (A)	$11,267	$(7,400)	$21,526	$(29,972)

Net income (loss) per common share — basic (A)	0.11	$(0.07)	$0.21	$(0.29)

Net income (loss) per common share — diluted (A)	0.10	$(0.07)	$0.19	$(0.29)

Weighted average shares outstanding — basic	104,587	104,686	104,441	104,118

Weighted average shares outstanding — diluted	115,371	104,686	115,344	104,118

(A)         Effective January 1, 2006, the Company adopted SFAS No. 123R using     the modified- prospective method. In accordance with this adoption method, the Company is not adjusting its historical financial statements to reflect the impact of stock-based compensation. Based on the pro-forma application of SFAS No. 123 for the calculation of employee stock-based compensation expense prior to January 1, 2006 ( as previously disclosed in the Company's consolidated financial statements), pro forma employee stock-based compensation for the three and six months ended June 30,  2005 was $12.3 million and $24.1 million, or $0.12 and $0.23 per share, respectively.

Sepracor Inc.

 Condensed Consolidated Balance Sheets

 (Unaudited)

(in thousands)	June 30,	December 31,
	2006	2005
ASSETS

Cash, short and long-term investments	$944,491	$976,201
Accounts receivable, net	159,237	140,465
Inventory	50,369	38,951
Property, plant and equipment, net	73,878	72,467
Investment in affiliate	5,153	5,829
Other assets	44,357	40,584

Total assets	$1,277,485	$1,274,497

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Accounts payable and accrued expenses	$139,134	$198,953
Other liabilities	84,880	76,923
Debt payable	2,110	3,290
Convertible subordinated debt	1,160,820	1,160,820
Total stockholders' equity (deficit)	(109,459)	(165,489)

Total liabilities and stockholders' equity (deficit)	$1,277,485	$1,274,497